SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]    Preliminary Information Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]    Definitive Information Statement

PFM MULTI-MANAGER SERIES TRUST
__________________________________________________________
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required

[ ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Domestic Equity Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141

June 30, 2026

Thank you for being a valued PFM Multi-Manager Series Trust (Trust) shareholder.

We are reaching out to provide you with additional information regarding a new sub-adviser for First American Multi-Manager Domestic Equity Fund (Fund). No action is required on your part. We do, however, ask that you review the enclosed Information Statement, which contains information about a new sub-adviser for the Fund. We encourage you to store this document with your investment information for the Fund.

The Board of Trustees of the Trust (Board) unanimously approved the Fund’s new sub-adviser, Lazard Asset Management, LLC (Lazard), who began managing an allocated portion of the Fund’s assets on or about June 26, 2026. Based on the information provided by U.S. Bancorp Asset Management, Inc., the Fund’s investment adviser, and Lazard, the Board believes this change is in the best interests of the Fund and its shareholders.

If you have any questions, please call the following toll free number: 1-800-527-5412.

Thank you for your continued business.

Sincerely,

/s/ Valentine James Link, Jr.
Valentine James Link, Jr.
President of the Trust

INFORMATION STATEMENT

PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Domestic Equity Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141

June 30, 2026

This is for your information only. It is not a proxy statement and you are not being asked to vote. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is provided in lieu of a proxy statement to the shareholders of First American Multi-Manager Domestic Equity Fund (the Fund), a series of PFM Multi-Manager Series Trust (Trust), pursuant to the terms of an exemptive order (Order) issued by the U.S. Securities and Exchange Commission (SEC). The Order permits the Fund to operate in a “manager of managers” structure whereby U.S. Bancorp Asset Management, Inc. (USBAM or the Adviser), as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval.

The Information Statement provides information regarding the new sub-adviser for the Fund and the material terms of the new investment subadvisory agreement. This Information Statement is being made available via the internet beginning on or about June 30, 2026 to all shareholders of record of the Fund as of May 31, 2026 (Record Date).

Appointment of Lazard Asset Management, LLC as Sub-Adviser to the Fund

At a meeting held on May 14, 2026 (the Meeting), the Board, including its members who are not interested persons of the Fund (Independent Trustees) within the meaning of the Investment Company Act of 1940, as amended (the 1940 Act), approved a new investment subadvisory agreement between the Adviser and Lazard Asset Management, LLC (Lazard or the Sub-Adviser) with respect to the Fund (the Subadvisory Agreement). Lazard began managing an allocated portion of the Fund’s assets on June 26, 2026. Lazard is located at 30 Rockefeller Plaza, 56th Floor, New York, New York 10112.

Information Regarding the Adviser
USBAM, located at 800 Nicollet Mall, Minneapolis, MN 55402, serves as the Fund’s investment adviser pursuant to an investment management agreement (Management Agreement) dated December 7, 2021, which was assumed from PFM Asset Management LLC by USBAM on October 1, 2024. USBAM is a subsidiary of U.S. Bank National Association.

The Trust employs USBAM to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the oversight of the Board. Under the Management Agreement, USBAM has the authority to make determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities. In addition, USBAM has the authority and discretion to discharge and delegate its investment management responsibilities through the appointment of one or more sub-advisers. In allocating the Fund’s assets, USBAM has discretion to allocate any assets to one or more sub-advisers at any time. USBAM has delegated responsibility for the day-to-day investment management of a portion of the Fund to sub-advisers, subject to the oversight and supervision of USBAM. USBAM maintains overall responsibility for the management and investment of the assets of the Fund and responsibility for all advisory services furnished by any sub-adviser, and supervises each sub-adviser in its performance of its duties for the Fund.

Under the Management Agreement, the Fund pays USBAM a fee equal to 0.29% of the Fund’s average daily net assets.

For the fiscal year ended September 30, 2025, the Fund paid advisory fees, after fee waivers and expense reimbursement, if any, to the Adviser in the amount of $3,393,871. The Adviser is responsible for paying the Fund’s sub-advisers for their services to the Fund. For the fiscal year ended September 30, 2025, the aggregate amount of sub-advisory fees paid by the Adviser for the Fund was $1,043,965 (0.09% of the Fund’s net assets).

Information Regarding the Sub-Adviser

Lazard is an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940.

Portfolio Managers. Alex Lai, Ciprian Marin, Kurt Livermore, Paul Moghtader, and Peter Kashanek, are the individuals primarily responsible for the day-to-day management of the portion of the Fund’s assets allocated to Lazard (the Sub-Advised Portion).

Alex Lai, Managing Director, is Portfolio Manager/Analyst on various of Lazard’s Global Advantage portfolio management teams. Mr. Lai has been with Lazard since 2008.

Ciprian Marin, Managing Director, is Portfolio Manager/Analyst on various of Lazard’s Global Advantage portfolio management teams. Mr. Marin has been with Lazard since 2008.

Kurt Livermore, Managing Director, is Portfolio Manager/Analyst on various of Lazard’s Global Advantage portfolio management teams. Mr. Livermore has been with Lazard since 2023. Prior to joining Lazard, Mr. Livermore served as Senior Vice President and Portfolio Manager at Acadian Asset Management from 2015 to 2023.

Paul Moghtader, Managing Director, is Portfolio Manager/Analyst on various of Lazard’s Global Advantage portfolio management teams. Mr. Moghtader has been with Lazard since 2007.

Peter Kashanek, Director, is Portfolio Manager/Analyst on various of Lazard’s Global Advantage portfolio management teams. Mr. Kashanek has been with Lazard since 2007.

Management and Governance. Lazard is a Delaware limited liability corporation and a wholly-owned subsidiary of Lazard Frères & Co. LLC, which is an indirect, wholly-owned subsidiary of Lazard, Inc., a Delaware corporation with shares that are publicly traded on the New York Stock Exchange under the symbol “LAZ.” As of December 31, 2025, Lazard had approximately $204.3 billion in assets under management.

The name, principal occupation and address of the directors and principal executive officers of Lazard are listed below. The address of each principal executive officer, as it relates to the person’s position with Lazard is 30 Rockefeller Plaza, 56th Floor, New York, New York 10112.

Name	Position(s) with Lazard Asset Management, LLC
Mark R. Anderson	General Counsel
Robert M. Massaroni	Chief Financial Officer
Tracy L Farr	Chief Financial Officer
Kyle C. Digangi	Chief Compliance Officer and Counsel
Peter R. Orszag	Director
Christoper Hogbin	Chief Executive Officer, Director
Rosalie F. Berman	Chief Operating Officer

Management Activities. Lazard manages equity strategies for institutional accounts, separately managed accounts and registered investment companies, including accounts that have investment strategies that are substantially similar to the strategy Lazard applies in its management of the Sub-Advised Portion. The following table sets forth the size and rate of compensation for other accounts advised by Lazard having similar investment objectives and policies as those of the Fund.

Name of Account	Assets Under Management as of March 31, 2026	Rate of Compensation
US Equity Advantage Diversified	$382.8 million	0.40% on the first $100 million, 0.30% on the balance

Material Terms of the Subadvisory Agreement

The Subadvisory Agreement has an initial term of two years from its effective date (unless sooner terminated in accordance with its terms). Thereafter, continuance of the Subadvisory Agreement shall be subject to the specific approval, at least annually, by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and by either an affirmative vote of a majority of the Trustees of the Trust, or a vote of the majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund.

Under the terms of the Subadvisory Agreement, subject to the supervision of the Adviser and the Board, Lazard formulates and implements a continuous investment program for the Sub-Advised Portion and determines the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion.

The Subadvisory Agreement provides that it may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to USBAM and the Sub-Adviser, (ii) by USBAM or the Sub-Adviser upon at least sixty (60) days’ written notice to the other party, and (iii) by USBAM or the Fund upon a material breach by the Sub-Adviser of any of the Sub-Adviser’s obligations or representations under the Subadvisory Agreement if such breach is not corrected within five (5) business days after notice thereof by USBAM or the Fund. The Subadvisory Agreement will terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between USBAM and the Trust, on behalf of the Fund.

The Subadvisory Agreement provides that neither the Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to USBAM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services under the Subadvisory Agreement, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by USBAM to provide investment management services to the Fund, provided that nothing in the Subadvisory Agreement shall be construed to protect Lazard or any director, officer or employee of Lazard in the event of Lazard’s material breach of the Subadvisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Subadvisory Agreement or any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, Statement of Additional Information (SAI), Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and USBAM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein. The Subadvisory Agreement provides that Lazard will indemnify and hold harmless the Fund, USBAM and each of its affiliates, officers, directors, trustees, and employees (each a USBAM Indemnified Party) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a USBAM Indemnified Party with respect to (i) Sub-Adviser’s material breach of the Subadvisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Subadvisory Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and USBAM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein, together with all legal and other expenses reasonably incurred by any such USBAM Indemnified Party in connection with such liability. The Subadvisory Agreement contains similar provisions pursuant to which USBAM and the Fund are subject to liability and required to indemnify the Sub-Adviser.

As compensation for the subadvisory services performed by Lazard, the Adviser pays Lazard a subadvisory fee out of the advisory fee the Adviser receives from the Fund.

Because the Adviser pays the Sub-Adviser out of the advisory fee the Adviser receives from the Fund, there is no increase in the advisory fee paid by the Fund in connection with the appointment of Lazard as sub-adviser to the Fund.

Evaluation by the Board

At the Meeting, the Board, including a majority of the Independent Trustees, reviewed and approved the Subadvisory Agreement on behalf of the Fund for an initial two-year period. The Independent Trustees received advice from and met separately with Independent Trustee counsel in considering whether to approve the Subadvisory Agreement.

In considering the Subadvisory Agreement, the Board reviewed and considered information provided by Lazard at the Meeting specifically related to the Subadvisory Agreement, as well as information about the management of the Fund by the Adviser and other sub-advisers provided throughout the year at meetings of the Board and its committees. The Board also reviewed and considered information Lazard provided in response to a detailed set of requests for information submitted to the Sub-Adviser by Independent Trustee counsel on behalf of the Independent Trustees in connection with the approval of the Subadvisory Agreement. The Board reviewed and considered all of the factors it deemed relevant in approving the Subadvisory Agreement, including, but not limited to: (i) the nature, extent and quality of the services to be provided by Lazard; (ii) the costs of the services to be provided to the Fund; and (iii) the extent to which economies of scale may be realized as the Fund grows; and (iv) whether fee levels reflect these economies of scale for the benefit of Fund investors.

In approving the Subadvisory Agreement, the Board, including a majority of the Independent Trustees, determined that the terms of the Subadvisory Agreement are fair and reasonable and that the approval of such Subadvisory Agreement is in the best interests of the Fund and its shareholders. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s determination.

Nature, Extent and Quality of Services: The Board reviewed and considered information regarding the nature, extent and quality of investment sub-advisory services expected to be provided by the Sub-Adviser to the Fund and its shareholders. The Board noted that the Fund employs a “manager of managers” structure pursuant to an exemptive order (Order) granted to the Adviser and the Trust from the SEC, whereby the Adviser is responsible for selecting sub-advisers (subject to Board and shareholder approval, as applicable); and subject to oversight of the Board for allocating the Fund’s assets among such sub-advisers, and overseeing the sub-advisers’ day-to-day management of a portion of the Fund’s assets. The Board further noted the responsibilities that the Sub-Adviser will have with respect to the portion of the Fund’s assets that will be allocated to the Sub-Adviser by the Adviser (Sub-Advised Portion), including, among others, security selection for the Sub-Advised Portion consistent with agreed upon investment guidelines. The information the Board reviewed and considered included, among other things, the Sub-Adviser’s proposed investment strategy, and ability to implement such investment strategy, including, but not limited to, the Sub-Adviser’s trading practices and investment decision processes. The Board also reviewed and considered, among other things, general information on the ownership structure, history, management, affiliations, financial condition and viability, and insurance coverage of the Sub-Adviser; the Sub-Adviser’s professional staff, including the experience and responsibilities of the investment team and potential conflicts of interests; information on how portfolio transactions would be effected; the Sub-Adviser’s risk management controls, including how the Sub-Adviser would comply with the Fund’s investment guidelines; and the Sub-Adviser’s compliance program. The Board also considered the Adviser’s rationale for recommending the approval of the Sub-Adviser.

The Board further considered the Trust’s Chief Compliance Officer’s review of the Sub-Adviser’s compliance program and capabilities as such program and capabilities relate to the operations of the Fund and the monitoring and testing of such program undertaken by the Trust’s Chief Compliance Officer. The Board also considered the selection and due diligence process employed by the Adviser in selecting and deciding to recommend retaining the Sub-Adviser as a sub-adviser to the Fund, including the due diligence undertaken with respect to the Sub-Adviser’s compliance and risk management capabilities.

Following consideration of such information, the Board was satisfied with the nature, extent and quality of services to be provided by the Sub-Adviser to the Fund and its shareholders.

Fund Performance: Because the Sub-Adviser has not yet managed any assets of the Fund, the Board concluded that the Fund’s current performance was not a relevant factor in its consideration of the Sub-advisory Agreement. Notwithstanding the foregoing, the Board considered the historic performance of a composite for the Sub-Adviser that employs the same U.S. equity advantage diversified strategy that is expected to be employed for the Sub-Advised Portion.

Comparative Fees and Expenses: The Board reviewed and considered information regarding the sub-advisory fee to be paid to the Sub-Adviser (Sub-Advisory Fee). The Board received confirmation that the Sub-Advisory Fee will be paid by the Adviser to the Sub-Adviser and is not an additional fee to be borne by the Fund. The Board noted that the Sub-Advisory Fee to be paid by the Adviser to the Sub-Adviser was the product of arm’s-length negotiations between the Adviser and the Sub-Adviser. The Board concluded that the Sub-Advisory Fee is reasonable based on the information provided.

Profitability and Economies of Scale: The Board reviewed and considered information it received at the Meeting regarding the expected impact of retaining the Sub-Adviser on the profitability of the Adviser consistent with the conditions of the Order. The Board determined that its conclusions regarding profitability and economies of scale reached in connection with the September 2025 annual contract renewal of the existing investment management agreement with the Adviser had not changed as a result of the proposal to approve the Sub-advisory Agreement.

Conclusion: Based on its review, consideration and evaluation of all factors it believed relevant, including the above-described factors and conclusions, the Board unanimously approved the Sub-advisory Agreement for an initial two-year period.

Additional Information

USBAM, the Trust’s investment adviser, is located at 800 Nicollet Mall, Minneapolis, Minnesota 55402. U.S. Bancorp Investments, Inc., the Trust’s distributor, is located at 60 Livingston Avenue, Saint Paul, Minnesota 55107. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (Fund Services or Transfer Agent), serves as administrator, transfer agent, and accounting agent for the Funds, and is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202. U.S. Bank National Association serves as the Fund’s custodian and is located at 1555 North Rivercenter Drive, Suite 302, Milwaukee, WI 53212.

The brokerage commissions paid by the Fund on security transactions placed with entities that are not affiliates of the Fund, Adviser, Lazard or other sub-advisers for the fiscal year ended September 30, 2025 was $406,929. The Fund did not pay any commissions to any affiliated brokers during the fiscal year ended September 30, 2025.

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of any class of the Fund. A control person is one who beneficially owns, either directly or indirectly, more than 25% of the voting securities of the Fund or acknowledges the existence of such control. A control person can have a significant impact on the outcome of a shareholder vote. As of the Record Date, the shareholders indicated below were considered to be either a control person or principal shareholder of any class of the Fund.

First American Multi-Manager Domestic Equity Fund

Name and Address	Shares	% Ownership	Type of Ownership
US Bank NA FBO its customers 650 W. Olive Ave Sunnyvale, CA 94086	54,729,181.030	58.44%	Record
C/O Principal Financial FBO its customers One Freedom Valley Drive Oaks, PA 19456	32,070,441.502	34.25%	Record

As of the Record Date, the Trust’s Trustees and officers did not beneficially own any of the outstanding shares of the Fund.

As of the Record Date, there were 93,648,167.976 Institutional Class shares of the Fund outstanding. Advisor Class and R Class shares of the Fund are not currently offered for purchase and there are no outstanding shares of these classes.

The Trust is a Delaware statutory trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, or for the Trust as a whole, for purposes such as electing or removing Trustees, changing fundamental policies or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.

The annual report of the Fund is sent to shareholders of record following the Fund’s fiscal year end. The Fund’s fiscal year end is September 30. The Fund will furnish, without charge, a copy of its annual and semi-annual report to a shareholder upon request. Such requests should be directed to the Fund by visiting the Trust’s website at www.firstamericanfunds.com or by calling toll free 1-800-527-5412. Copies of the annual and semi-annual report of the Fund are also available on the EDGAR database on the SEC’s internet site at www.sec.gov.

PFM MULTI-MANAGER SERIES TRUST
First American Multi-Manager Domestic Equity Fund

213 Market Street
Harrisburg, Pennsylvania 17101-2141
Telephone Number: 1-800-527-5412

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

June 30, 2026

This communication presents an overview of the more complete Information Statement that is available to you on the internet relating to First American Multi-Manager Domestic Equity Fund (Fund), a series of PFM Multi-Manager Series Trust (Trust). We encourage you to access and review all of the important information contained in the Information Statement.

The Information Statement details a recent sub-adviser change relating to the Fund. Specifically, the Board of Trustees of the Trust has approved a new investment subadvisory agreement on behalf of the Fund between U.S. Bancorp Asset Management, Inc. (USBAM), the Fund’s investment adviser, and Lazard Asset Management, LLC (Lazard). Lazard began managing an allocated portion of the Fund’s assets on June 26, 2026. USBAM continues to serve as the Fund’s investment adviser.

The Trust and USBAM have received an exemptive order from the U.S. Securities and Exchange Commission that permits the Fund to operate in a “manager of managers” structure whereby USBAM, as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval. The order requires that an information statement be sent to you. In lieu of physical delivery of the Information Statement, the Trust will make the Information Statement available to you online.

The Information Statement will be available on the Fund’s website at https://www.firstamericanfunds.com/index/InvestmentSolutions/MMSTFunds/InternationalEquity.html until at least September 24, 2026. You may access and print the full Information Statement by going to the Fund’s website listed above. A paper or email copy of the Information Statement may be obtained, without charge, by calling the following toll free number 1-800-527-5412. This Notice of Internet Availability of Information Statement is being mailed beginning on or about June 30, 2026, to shareholders of record of the Fund as of May 31, 2026.

Householding is a method of delivery in which a single copy of certain shareholder documents are delivered to investors who share the same address and are members of the same family, even if their accounts are registered under different names. The Fund currently households. If you are no longer interested in householding and would like to have each investor at the same address receive individual copies of this notice, please contact your dealer or call 1-800-527-5412.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.